Date:

Re: Employment Offer

Job Title: CISO

Employee Name: Ashley Devoto

Cerberus Cyber Sentinel Corporation (the "Company") is pleased to offer you a full-time position in the Company on the following terms.

You will report to David Jemmett, who will be principally responsible for the duties you perform today and other like duties. The Company reserves the right to change your position, duties, and work location at its discretion.

Your base salary will be paid at the rate of $225,000 annually, less payroll deductions and withholdings, paid on the Company's normal payroll schedule. In addition, your base salary will be increased after the companies up-lift to Nasdaq, comparable to the salary of other CISO of public companies with a similar market cap. You will also be eligible to receive a bonus at the end of each fiscal year guaranteed at 20% and up to 100% of your base salary and at the discretion of the compensation committee of the Board of Directors. In addition, your base salary is subject to periodic review and adjustment in accordance with the Company's policies in effect at that time.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situate employees by the Company, subject to plan terms and generally applicable Company policies. Employees do not accrue vacation, and there is no set guideline as to how much vacation you will be permitted to take. Supervisors will approve paid vacation requests based on your progress on work goals or milestones, status of projects, fairness to the working team, and your productivity and efficiency. As vacation time is not allotted or accrued, "unused" vacation time will not be carried over from one year to the next nor paid out upon termination.

Subject to approval by the Board, the Company anticipates granting you an option to purchase one million (1,000,000) shares of the Company's common stock at the fair market value as determined by the Board as of the date of grant (the "Option"). The anticipated Option will be governed by the terms and conditions of the Company's 2019 Equity Incentive Plan, to be adopted by the Board (the "Plan") and your grant agreement, and will include a four (4) year vesting schedule, under which twenty-five percent (25%) of your Options will vest twelve (12) months after the vesting commencement date, and the remaining seventy-five percent (75%) of the Options will vest 1/36th at the end of each month thereafter, until either all of the Options are fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Employee Confidentiality Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other obligations. The Employee Confidentiality Agreement will be sent as a separate document for you to review and sign.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you may be expected to work additional hours as required by the nature of your work assignments. Your employment with the Company will be "at-will." You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or

advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a background check, reference check, verification of security clearance status (if applicable), date of hire confirmation and position availability by the client organization you will be supporting (if applicable), client and/or COR approval (if applicable), and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company's request to meet these conditions.

This letter, together with your Employee Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter and return to me within seven (7) business days of the date of this offer letter if you wish to accept employment at the Company under the terms described above.

Once again, welcome to Cerberus Cyber Sentinel Corporation. As a new member of the team, you will be part of an outstanding company and a growing business. We hope that you will find with us a bright and exciting future. We are delighted to present this offer to you, and we look forward to working with you.

Sincerely,

Cerberus Cyber Sentinel Corporation

Deb Smith

Deb Smith, Chief Financial Officer

12/23/2021

Date

Understood and Accepted by:

Ashley Devoto

Employee Name

Employee Signature

12/22/21

Date

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